Exhibit 23.2

Fahn Kanne & Co. Head Office Levinstein Tower 23 Menachem Begin Road Tel-Aviv 66184, ISRAEL P.O.B. 36172, 61361 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 9, 2012 (except Note 17, as to which the date is November 22, 2013), with respect to the consolidated financial statements of SuperCom Ltd. (formerly: "Vuance Ltd.") and subsidiaries as of December 31, 2011 and for each of the two years ended December 31, 2011, contained in this Registration Statement on Form F-1/A-3 and Prospectus. We consent to the use of the aforementioned report in this Registration Statement on Form F-1/A-3 and Prospectus, and to the use of our name as it appears under the caption “Experts.”

FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel
December 8, 2013

Certified Public Accountants
Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd